UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2013

SAMSON OIL & GAS LIMITED

(Exact name of registrant as specified in its charter)

Australia	001-33578	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

Level 16, AMP Building, 140 St Georges Terrace Perth, Western Australia 6000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  +61 8 9220 9830

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On March 21, 2013, Samson Oil & Gas Limited (“Samson” or the “Company”) (ASX: SSN; NYSE MKT: SSN) announced that it entered into a Subscription Agreement, dated March 20, 2013 (the “Subscription Agreement”), with certain purchasers. Pursuant to the Subscription Agreement, Samson placed 109,752,575 ordinary shares (which may be represented by American Depositary Shares, or ADSs) and 43,901,030 warrants to purchase 43,901,030 ordinary shares with institutional investors based in the United States, raising gross proceeds of US$2,850,000 (before subtracting the placement agents’ fees and expenses of US$121,000). Purchasers also received 0.4 warrants with each ordinary share purchased. Each warrant entitles its holder to purchase one ordinary share at a cash exercise price of A$0.038 per ordinary share, subject to adjustment, which is US$0.039 based on the exchange rate for March 19, 2013 as published by the Australian Reserve Bank. The offering price per ordinary share and warrant is A$0.025, which is US$0.026 based on the exchange rate for March 19, 2013 as published by the Australian Reserve Bank. The warrants are exercisable upon issuance and will expire at 5:00 p.m., Perth, Australia time on March 31, 2017.

All of the securities were offered and sold pursuant to an effective shelf registration statement on Form S-3, as amended (Registration No. 333-183327) and a prospectus supplement dated March 20, 2013 to the base prospectus.

Copies of the form of Subscription Agreement and the terms and conditions of the warrants included in the form of Subscription Agreement are filed as exhibits to this Current Report on Form 8-K, and are incorporated herein by reference.  The foregoing descriptions of the Subscription Agreement and warrants are summaries only and are subject to, and qualified in their entirety by, such exhibits.

ITEM 8.01 Other Events.

Trading Halt

On March 20, 2013, Samson announced that it had requested a trading halt of its ordinary shares, which are traded on the Australian Securities Exchange Limited (ASX). The trading halt was approved by the ASX. In addition, Samson requested and was granted a trading halt of its ADSs, which are traded on the NYSE MKT. A press release is attached to this filing as Exhibit 99.1.

Rights Offering

On March 21, 2013, Samson announced that it plans to make a pro rata offering (the “Rights Offering”) to holders of its ordinary shares and ADSs as of the close of business on April 4, 2013 (the "Record Date"). Under the Rights Offering, shareholders will have the right to purchase one ordinary share at A$0.025, or approximately US$0.51 per ADS, for every three ordinary shares owned, directly or through ADSs, on the Record Date. The Rights Offering will also entitle shareholders to four transferable options, or warrants, per 10 shares applied for.

Holders of ordinary shares or ADSs who exercise all their rights may also be entitled to acquire additional ordinary shares or ADSs in the Rights Offering if and to the extent that other shareholders do not exercise their rights. Samson’s board of directors will also have the discretion to place any remaining shares from the Rights Offering to third parties on the same terms and conditions after fulfilling all subscriptions and over subscriptions from shareholders.

There is no minimum amount needed to close the Rights Offer. On a fully subscribed basis the Rights Offering would raise A$17.5 million (US$18.1 million), and together with the already completed placement, would make the total raising of approximately A$20.3 million (US$ 21.1 million). Samson intends to use the proceeds of both offerings to fund a portion of the Company's 2013 capital budget, which includes plans to drill six infill development wells in the North Stockyard oilfield in Williams County, North Dakota. A press release is attached to this filing as Exhibit 99.2.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Terms and Conditions of Warrants, included in the Form of Subscription Agreement filed as Exhibit 10.1 hereto
5.1 10.1	Opinion of Squire Sanders (AU) Form of Subscription Agreement, dated March 20, 2013, by and among Samson Oil & Gas Limited and each of the purchasers party thereto
23.1	Consent of Squire Sanderrs (AU) (included in Exhibit 5.1)
99.1	Press Release dated March 20, 2013
99.2	Press Release dated March 21, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2013

samson oil & gas limited

	By:	/s/ Robyn Lamont
Robyn Lamont
Chief Financial Officer